Exhibit 99.1

MARINEMAX REPORTS RECORD FISCAL 2022 FIRST QUARTER RESULTS

~Record December Quarter Revenue Grows 15% to Over $472 Million~

~Same-Store Sales Growth of 9% Driven By Comparable New Unit Growth~

~Gross Margin Expands to a Record 35% in the Quarter~

~Record First Quarter Earnings Per Share of $1.59~

~Raises Fiscal Year 2022 Guidance~

CLEARWATER, FL, January 27, 2022 – MarineMax, Inc. (NYSE: HZO), the world’s largest recreational boat and yacht retailer, today announced record results for its first quarter ended December 31, 2021.

Revenue increased 15% to a record $472.7 million for the quarter ended December 31, 2021 from $411.5 million in the comparable period last year. The revenue growth was due to contributions from recent strategic acquisitions and strong same-store sales growth of 9%, driven by increased unit sales. The 9% same-store sales growth was on top of over 20% growth in the comparable quarter last year. Given the Company’s significant geographic and product diversification, accretive acquisitions which have generally had a higher gross margin profile and a solid demand environment, net income increased 52% to $35.9 million and earnings per diluted share grew 53% to $1.59. This compares to earnings per diluted share of $1.04 in the comparable period last year.

W. Brett McGill, Chief Executive Officer and President, stated, “We delivered record revenue, cash flow and earnings growth in the quarter. This was on top of very strong performance a year ago, as we have continued to outperform by effectively executing on our growth strategy. Our 9% same-store sales growth was driven primarily by unit sales growth, which is notable given the continued industry wide supply chain challenges. We delivered world class customer service as we executed on our customer centric strategy, supported by our global market presence, premium brands, deep manufacturing relationships and ongoing investments in technology. The meaningful margin expansion in the quarter was bolstered by increased product margins and growth in our higher margin businesses that drove significant operating leverage in the quarter.”

Mr. McGill continued, “Our accretive acquisitions are all successfully integrated and continue to contribute to our performance. Our balance sheet, with substantial tangible net worth and liquidity, coupled with our cycle tested management team, provides us a significant competitive advantage which will allow us to take advantage of growth opportunities through all economic cycles.  Additionally, the foundational shift of consumers’ renewed desire for the boating lifestyle continues to build, as both demand and backlog remain very robust. With the peak selling season ahead, we expect to build on the strong start to our fiscal year and we remain confident that our growth strategy will continue to enhance long term shareholder value.”

2022 Guidance

Based on current business conditions, retail trends and other factors, as well as contributions from acquisitions closed in the December 2021 quarter, the Company is raising its fiscal year 2022 guidance for earnings per diluted share to a range of $7.60 to $8.00, which is increased from its previously provided guidance of $7.20 to $7.50 per diluted share. This compares to earnings per diluted share of $6.78 in fiscal 2021. These expectations do not consider, or give effect for, material acquisitions that may be completed by the Company during fiscal 2022 or other unforeseen events, including changes in global economic conditions.

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About MarineMax

MarineMax is the world’s largest recreational boat and yacht retailer, selling new and used recreational boats, yachts and related marine products and services, as well as providing yacht brokerage and charter services. MarineMax has over 100 locations worldwide, including 79 retail dealership locations, which includes 31 marinas or storage operations. Through Fraser Yachts and Northrop and Johnson, the Company also is the largest super-yacht services provider, operating locations across the globe. Cruisers Yachts, a MarineMax company, manufactures boats and yachts with sales through our select retail dealership locations and through independent dealers. Intrepid Powerboats, a MarineMax company, manufactures powerboats and sells through a direct-to-consumer model. MarineMax provides finance and insurance services through wholly owned subsidiaries and operates MarineMax Vacations in Tortola, British Virgin Islands.  The Company also operates Boatyard, a pioneering digital platform that enhances the boating experience. MarineMax is a New York Stock Exchange-listed company (NYSE: HZO). For more information, please visit www.marinemax.com.

Forward Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company’s anticipated financial results for the first quarter ended December 31, 2021; the Company's competitive advantage and its ability to take advantage of growth opportunities through all economic cycles; the foundational shift of consumers' renewed desire for the boating lifestyle; the Company's growth strategy and the related enhancement to long term shareholder value; and the Company's fiscal 2022 guidance.  These statements are based on current expectations, forecasts, risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this release. These risks, assumptions and uncertainties include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company’s manufacturing partners, the performance and integration of recently-acquired businesses, the impacts (direct and indirect) of COVID-19 on the Company’s business, the Company’s employees, the Company’s manufacturing partners (including their supply of products sold by the Company), and the overall economy, general economic conditions, as well as those within the Company's industry, the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2021 and other filings with the Securities and Exchange Commission.  The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
	Michael H. McLamb	Brad Cohen or Dawn Francfort
	Chief Financial Officer	ICR, LLC.
	Abbey Heimensen	investorrelations@marinemax.com.
Public Relations
MarineMax, Inc.
727.531.1700

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MarineMax, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	December 31,
	2021	2020
Revenue	$472,691	$411,524
Cost of sales	305,492	288,123
Gross profit	167,199	123,401

Selling, general, and administrative expenses	119,997	91,417
Income from operations	47,202	31,984

Interest expense	637	1,268
Income before income tax provision	46,565	30,716

Income tax provision	10,622	7,116
Net income	$35,943	$23,600

Basic net income per common share	$1.64	$1.07

Diluted net income per common share	$1.59	$1.04

Weighted average number of common shares used in computing net income per common share:

Basic	21,899,264	22,025,898
Diluted	22,663,694	22,745,125

MarineMax, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	December 31,	December 31,
	2021	2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$216,315	$120,939
Accounts receivable, net	39,468	44,001
Inventories, net	325,396	378,863
Prepaid expenses and other current assets	16,736	14,583
Total current assets	597,915	558,386

Property and equipment, net	217,513	149,657
Operating lease right-of-use assets, net	101,835	105,633
Goodwill and other intangible assets, net	247,116	143,114
Other long-term assets	10,757	8,098
Total assets	$1,175,136	$964,888
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$27,244	$22,379
Contract liabilities (customer deposits)	144,550	55,389
Accrued expenses	81,437	67,457
Short-term borrowings	113,461	163,394
Current maturities on long-term debt	3,587	2,704
Current operating lease liabilities	9,641	9,861
Total current liabilities	379,920	321,184
Long-term debt, net of current maturities	46,623	50,124
Noncurrent operating lease liabilities	94,913	98,220
Deferred tax liabilities, net	13,161	5,911
Other long-term liabilities	7,167	6,867
Total liabilities	541,784	482,306
SHAREHOLDERS' EQUITY:
Preferred stock	—	—
Common stock	29	28
Additional paid-in capital	291,814	283,101
Accumulated other comprehensive income	252	1,749
Retained earnings	468,621	301,299
Treasury stock	(127,364)	(103,595)
Total shareholders’ equity	633,352	482,582
Total liabilities and shareholders’ equity	$1,175,136	$964,888

MarineMax, Inc. and Subsidiaries

Segment Financial Information

(Amounts in thousands)

(Unaudited)

	Three Months Ended
	December,
	2021	2020
Revenue:
Retail Operations	$454,618	$411,524
Product Manufacturing	34,244	—
Elimination of intersegment revenue	(16,171)	—
Revenue	$472,691	$411,524
Income from operations:
Retail Operations	$45,123	$31,984
Product Manufacturing	3,443	—
Elimination of intersegment income	(1,364)	—
Income from operations	$47,202	$31,984